 EXHIBIT 99.1

ERF Wireless Reports First Quarter 2008 Results
Friday May 16, 9:05 am ET

Company Reports 232% Increase in Revenues with Strong Outlook for Fiscal 2008

LEAGUE CITY, Texas--(BUSINESS WIRE)--ERF Wireless (OTCBB:ERFW - News), a leading provider of enterprise-class wireless and broadband products and services, announced today that the company has filed its Form 10-Q with the Securities and Exchange Commission reporting results for the first quarter ended March 31, 2008. Dr. H. Dean Cubley, CEO of ERF Wireless, commented, "Our management team and employees have continued to achieve outstanding results across all of our business units in the first quarter and we are steadily developing a broader and more diversified customer base. The 232% increase in revenue this quarter over the same prior year quarter demonstrates continued progress under our overall business strategy. Additionally, we made substantial progress in laying a solid foundation for future growth by recently completing a cash-flow-positive WISP acquisition, developing new bank BranchNet customers, pursuing additional triple-play fiber-to-the-home (FTTH) prospects and in designing and developing our US-BankNet system, a secure enterprise-class wireless network for the banking industry. With the completion of recently announced acquisitions, a sound backlog of banking contracts secured, and committed credit sources of more than $27 million in place, including our $10 million equity credit line following its registration, and a solid pipeline of new prospects, the company is well-positioned to achieve solid revenue growth and anticipates exceeding our minimum objective of between $10 and $15 million of revenue for fiscal 2008. In addition, with the company's improving revenue capabilities, growing asset base, and diversified financial resources, the potential for an early move to a national market listing continues to improve."

For the first quarter of 2008, the company reported total net sales of $1,675,000, an increase of 232% compared with $505,000 in the first quarter of 2007. The increase in revenue during the first quarter of 2008, as compared to the revenue generated in the first quarter of 2007, was primarily attributed to the completion of the $2+ million project with the El Dorado Golf and Beach Club of San Jose del Cabo, Mexico, and the completion of a significant number of change orders for that project after it went operational near the end of 2007. In addition, the multi-million dollar BranchNet, US-BankNet and WiNet projects with First Federal Bank of Louisiana are continuing to generate additional revenue as that project nears its operational phase. The company also reported a Loss from Operations of $1,493,000 for the first quarter of 2008, as compared to a Loss from Operations of $1,128,000 for the first quarter of 2007. The 32% increase in Loss from Operations was primarily attributed to an overall increase in gross profit of $618,000, attributable to timing issues associated with the completion of the El Dorado FTTH project, partially offset by a $983,000 increase in operating expenses. Cash used for operating activities in the three months ended March 31, 2008, was $1,035,000, up from $534,000 in the three months ended March 31, 2007. Primary and fully-diluted Net Loss per share for the company's first quarter of 2008 and 2007 were ($0.02) and ($0.05), respectively.

Recent Events

During the quarter ended March 31, 2008, the Company continued to execute its expansion plans of construction and operation of the nationwide wireless BankNet network, acquisition of strategic WISP networks with customers, expansion of the sales staff and continued construction of various bank wireless networks. Major events during this quarter include:

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Mike Jones has agreed to join the ERF Wireless Board of Directors. Jones, a 28-year veteran of the telecommunications industry, was previously chief technology officer at Broadwing, a leading telecommunications company that was recently acquired by Level 3 Communications for approximately $1.4 billion dollars.

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The Company announced the appointment of Gary Busby as Senior VP of Sales and Marketing for wireless broadband products and services. Busby has a communications industry career of 20+ years including such leading providers as GTE, AT&T and Corban Networks.

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Completion of the El Dorado Golf and Beach Club of San Jose Del Cabo, Mexico, project which provides a complete Fiber-to-the-Home (FTTH) voice, video and data system for the entire development that includes the operations of the private club, as well as all of the multi-million dollar homes in this exclusive gated community.

•	Signed a US-BankNet contract with Classic Bank of Cameron, Texas.

•	Commencement of two new bank wireless construction projects and the continued development of two existing bank projects.

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The Company's banking network subsidiary introduced the Company's patented CryptoVue Network Security Appliance to leading healthcare information technology companies at the 2008 Annual HIMMS conference as a part of the Company's overall objective to market CryptoVue to a broad range of industry applications in addition to it's already proven application in the banking industry.

•	The Company initiated its first step to introduce its bank business model to a National Banking Market by attending the 2008 Independent Community Bankers Association (ICBA) Tech World Conference.

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Acquisition of Crosswind Enterprises, Inc. – This WISP transaction is the twelfth such acquisition by ERF Wireless of a Texas-based wireless Internet service provider. The acquisition includes all of the current customers and network infrastructure equipment of Crosswind, including approximately 16 tower locations strategically located in West Texas and extending into eastern New Mexico.

Richard Royall, CFO of ERF Wireless, commented, "The company expects to substantially complete the construction of the First Federal Bank of Louisiana BranchNet during the 2nd quarter of 2008. In addition, the El Dorado FTTH network operational phase began at the end of 2007 and, during the first quarter of calendar 2008, a significant number of change orders have contributed to an increase in revenue for this project. Accordingly, we are recognizing the associated revenues for these projects on a percentage of completion method of accounting in the first quarter of 2008. Additionally, the company enjoys the benefit of a strong recurring revenue base from its existing WISP operations, enhanced by the completion of the acquisitions of Momentum Online and TSTAR Internet in the fourth quarter of 2007 and the acquisition of Crosswind Enterprises in the first quarter of 2008." Royall added, "With a strong backlog of banking customers, recently completed acquisitions and a strong sales pipeline of opportunities going into the second quarter of 2008, we are already positioned to achieve significant growth in revenues for the full year of 2008 and that is without any contribution from additional contracts expected for our product and service offerings for financial institutions, additional anticipated FTTH projects in upscale gated communities or planned acquisitions of additional WISP operations."

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation (OTCBB:ERFW - News) that specializes in providing secure wireless and broadband product and secure service solutions to banking and commercial clients on a national and international basis. Its principals have been in the network integration, triple-play FTTH, IPTV content delivery, and Internet banking and encryption technology businesses for more than 20 years and have constructed encrypted, wireless broadband networks, fiber-to-the-home projects, as well as secure Internet banking solutions for hundreds of banks across America. For more information about ERF Wireless, please visit www.erfwireless.com or call 281-538-2101. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Contact:
ERF Wireless Inc.
Clareen O'Quinn, 281-538-2101 ext. 113
coquinn@erfwireless.com

Source: ERF Wireless Inc.